Exhibit 99

Pall Corporation Names Larry Kingsley Interim CFO and
Reappoints Frank Moschella Corporate Controller and CAO

PORT WASHINGTON, N.Y., March 5, 2013 – Pall Corporation (NYSE: PLL) today named Larry Kingsley, current Pall President and CEO, to serve as interim Chief Financial Officer (CFO) pending the completion of its search process to replace exiting CFO Lisa McDermott. The company also announced that Frank Moschella will resume the positions of Corporate Controller and Chief Accounting Officer (CAO). Both moves are effective March 10, 2013.

Mr. Moschella, the Group Financial Officer (GFO) for Pall’s Industrial business, was the company’s Corporate Controller and CAO before transitioning to the GFO role in October of 2012. He is a Certified Public Accountant.

As previously announced, Pall is currently conducting an external search for a new CFO.

About Pall Corporation
Pall Corporation (NYSE: PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation is an S&P 500 company serving customers worldwide. Pall has been named a “top green company” by Newsweek magazine. To see how Pall is helping enable a greener, safer, more sustainable future, follow us on Twitter @PallCorporation or visit www.pall.com/green.

Contacts:

R. Brent Jones
Pall Corporation
Vice President of Finance & Treasurer
investor_relations@pall.com
516-801-9871
Follow us on Twitter @pallcorporation

Doug Novarro
Pall Corporation
Corporate Public Relations
doug_novarro@pall.com
516-801-9944
Follow us on Twitter @pallcorporation